Exhibit 99.1
                          ANNUAL SERVICER'S CERTIFICATE
                                 BANK ONE, N.A.

                        BANC ONE CREDIT CARD MASTER TRUST

        The undersigned, a duly authorized representative of BANK ONE, NA, as Servicer ("Bank One, N.A."), pursuant to the Pooling and Servicing Agreement dated as of November 1, 1994 (as amended and supplemented, the "Agreement"), between Bank One, N.A., as Seller and Servicer, and Bankers Trust Company, as Trustee, does hereby certify as follows:

      1. Bank One, N.A. is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

      2. The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

      3. A review of the activities of the Servicer during the period from January 1, 1997 through December 31, 1997 (the "Applicable Period"), and of its performance was conducted by me or under my supervision.

      4. Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout the Applicable Period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

      5. The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Agreement known to me to have been made by the Servicer during the year ended December 31, 1997:

        a) Monthly Interest for Series 1997-1 for the monthly period of September 1997 was overstated on the Monthly Report by $322,056. The proper amount of Monthly Interest was sent on the related Distribution Date.

        b) In March 1997, 1,046,241 accounts were added to the Trust, the activity of 5,000 of these accounts, belonging to Bank One, Arizona, were not included in the reporting from March 1997 to August 1997. In addition, the original April report for Arizona was based on estimated reports due to system issues and there were Interchange income allocation issues pertaining to Arizona that were different from the amount reported from March to August. The overall impact to Excess Spread for the affected months were: a .02% increase in March ($93,202); a .05% drop in April ($146,746) and July ($123,298); and a
           .01% drop in May ($29,033), June ($63,000), and August ($62,514).

        c) The Servicer did not provide to the Trustee and Rating Agencies an Annual Independent Certified Public Accountant's Report, known generally as the Agreed Upon Procedures Report, for the period January 1, 1996 through December 31, 1996 as defined in the Agreement, section 3.06. The inability of the Servicer to provide such report is the direct result of a change in AICPA's Professional Standards (SAS#75) which governs the preparation and distribution of such report. In general, SAS#75 limits the usage of this report unless the users take responsibility for the specific procedures to be performed. The Servicer's inability to provide the Agreed Upon Procedures Report was discussed with the Trustee and the Rating Agencies.

           In lieu of providing the Agreed Upon Procedures Report, the Servicer provided to the Trustee and the Rating Agencies a report issued by a firm of independent certified public accountants to the effect that
           (i) such accountants have examined the assertions by the Servicer's management that, as of December 31, 1996, the Servicer maintained effective internal controls over the servicing of the receivables and
           (ii) such assertion is fairly stated in all material respects.

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           Discussions with the Trustee and Rating Agencies on the matter resulted in the acceptance of the Accountant's examination of management's assertions as to the effectiveness of the internal controls over the loans being serviced.

           IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate this 26th day of March 1998.

                               BANK ONE, COLUMBUS, N.A.
                               as Servicer

                               /s/ Thomas Ferree
                               ---------------------------------------
                               Name:       Thomas Ferree
                               Title:      Senior Vice President